EMPLOYMENT AGREEMENT
Senior Vice President – Western Region

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 21st day of July, 2014 (the “Effective Date”), by and between Cumulus Radio Corp. (the “Company”), and David Milner (the “Employee”) (collectively the “Parties” and individually a “Party”).
WHEREAS the Company wants to employ Employee, and Employee wants to accept such employment and come to work for the Company;
NOW THEREFORE in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the sufficiency of which the parties hereby acknowledge, Employee and the Company agree as follows:
1.DEFINITIONS. For construing this Agreement, including all exhibits and attachments, the following definitions shall apply.
1.1“Job Duties” means the following: Employee is employed in the position of Senior Vice President for the Company’s Western Region, which consists of various Company-owned and/or operated radio station clusters in the Western United States as determined by the Company’s Co-Chief Operating Officer (each a “Cluster” and collectively the “Region”), with job duties consisting of: (i) guiding the overall operation of the Region and the Region’s financial-performance responsibilities, including but not limited to achieving revenue and BCF goals, for the Region and managing the Region’s costs of sales; (ii) overseeing the sales activities and customer relations for the Region, including management of the Region’s market managers and sales managers; (iii) overseeing the Region’s General and Administrative, Programming and Promotions Departments and their respective staffs; and (vi) representing the Company to the local advertising community and the listening community for the Region. Without limiting the generality of the foregoing, Employee shall be reasonably available to attend staff meetings and conferences all as directed by Company management. Employee agrees that Employee has been assigned and will carry out these Job Duties on behalf of the Company.
2.EMPLOYEE’S SERVICES AND DUTIES.
2.1Services. Upon and subject to the terms, conditions and other provisions of this Agreement, the Company shall employ Employee during the Employment Period as a Senior Vice President for the Region. Employee shall commence Employee’s services hereunder by reporting to the Chief Operating Officer and/or to another person designated by the Company in the Company’s sole discretion, and shall faithfully perform the Job Duties identified in Paragraph 1.1 above. In addition, Employee shall perform such reasonable duties and responsibilities related to the Job Duties as may from time to time be duly authorized or directed by the Company. Nothing in this Agreement shall be deemed to obligate the Company to use the Employee’s services or to broadcast any program upon which the services have been performed. The Company shall have fulfilled its obligation hereunder by payment to the Employee of the Base Salary as required by this Agreement.
2.2Employee Commitments. Employee agrees to comply with all written policies of the Company throughout the Employment Period. Employee further agrees that neither Employee nor members of Employee’s immediate family will accept any money, merchandise, service or other item of value from any other person or company in exchange for the inclusion of any “plugs,” endorsement or other matter in any broadcast by a Company station, except with written consent of Company following Employee’s full disclosure of the facts. Employee also acknowledges and understands Sections 317 and 508 of the Communications Act and the FCC’s Rules governing “payola” and sponsorship identification, and is aware of Employee’s own personal responsibilities and criminal liabilities thereunder; and Employee commits to carefully comply with those laws during the life of this Agreement. Employee further agrees that Employee will not retain or acquire any outside economic interest, which in Company’s reasonable judgment in any material way could compromise faithful and “best efforts” performance of Employee’s duties or influence presentation of any broadcast matter, and that Employee will provide written disclosure of any economic interests to the Company that might be considered as having such an effect.
2.3Outside Employment. During the Employment Period, Employee shall devote Employee’s full business time, energy, ability, attention and skill to Employee’s employment hereunder. Employee agrees that, during the Employment Period, Employee will not provide services as an employee, consultant, independent contractor or otherwise to any individual or entity without the written consent of the Company. Employee acknowledges that the Company operates a website on which it streams the broadcasts of the Station as well as video and other Station-related content, and Employee is not entitled to any additional compensation as a result. Employee agrees not to own, operate, or maintain, either directly or indirectly, any website that (i) distributes or re-creates any content (including pictures or narrative) that has been on the Station’s website; (ii) distributes or re-creates any content of the Station’s on-air broadcasts; or (iii) advertises the goods or services of the Station’s past or present clients or any client that might reasonably be considered a potential client of the Station.
3.TERM. The term of Employee’s employment by the Company under this Agreement (the “Employment Period”) will commence on May 4, 2015 (or within seven (7) days of Employee’s release from his current employment, if earlier than May 1, 2015) and shall continue for three (3) consecutive years. The Employment Period will be automatically extended from year to year unless either the Company or Employee gives written notice of non-renewal on or before February 1, 2018 (but not before January 1, 2018), or annually on or before February 1st thereafter (but no earlier than January 1st) that the Employment Period shall not be extended. The term “Employment Period” shall refer to the Employment Period if and as so extended.
Exclusive Negotiations and Opportunity to Match. Five percent (5%) of the Base Salary received under this Agreement is provided to Employee in exchange for Employee agreeing to be bound by Sections 3.1, 3.2, and 3.3 set forth below. Employee acknowledges that such five percent (5%) of Employee’s Base Salary is valuable and sufficient consideration to Employee in exchange for Employee agreeing to be bound by Sections 3.1, 3.2, and 3.3 hereof.
3.1During the Employment Period, Employee will not negotiate, allow any person or entity to negotiate on Employee’s behalf, or enter into any oral or written agreement for Employee’s services, give or accept and option for Employee’s service, enter into employment of, perform services for, or grant or receive future rights of any kind to provide Employee’s services to or from any person or entity whatsoever including without limitation services to be performed after the Employment Period except as provided for below.
3.2Employee agrees that commencing at least 6 months prior to termination of the Employment Period (or any renewal thereof), Employee will engage in exclusive good faith negotiations with Company for the continued employment of Employee on mutually agreeable terms. Said negotiations will be exclusive as to the Company and Employee until 30 days prior to the termination of the Employment Period Thirty (30) days prior to the termination of the Employment Period, Employee shall be free to negotiate with entities other than Company for employment after the Employment Period has ended.

3.3During the last 30 days of the Employment Period, Employee shall not enter into the employ of, perform services for, enter into any oral or written agreement for services with, or give or accept an option for services, or grant or receive future rights of any kind to provide services to or from any person or entity engaged in a Competing Business, unless and until Employee has first disclosed in writing all of the terms of any employment offer from a Competing Business and provided Company an opportunity to offer employment to Employee on terms that are substantially similar. If Company makes such an offer of employment to Employee, Employee shall have 5 days to notify Company of Employee’s acceptance or rejection of it. If Employee accepts the Company’s offer, the parties shall enter into a new employment agreement.
4.COMPENSATION AND OTHER BENEFITS. Employee acknowledges and agrees that Employee’s right to compensation under this Agreement terminates at the end of the Employment Period, except as provided otherwise in this Agreement. Commencing on the Effective Date, as compensation in full for services to be rendered by Employee hereunder, the Company shall pay to Employee the following compensation:
4.1Salary. The Company shall pay to Employee the amount of $405,000 per annum, less all legally required and previously authorized deductions, payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period (“Base Salary”).
4.2Bonuses. Employee shall be eligible for bonus compensation as set forth on Appendix A hereto.
4.3Stock Options. Employee shall be eligible to receive an annual award of stock options with the initial amount of 25,000 options, which award is at all times subject to the approval and grant by the Company’s Chief Executive Officer and Compensation Committee at their sole discretion. The amount of such options awarded may be adjusted at any time in the Company’s sole discretion. Employee shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.
4.4Vacation. Employee will be entitled to three (3) weeks of paid vacation during each calendar year of Employee’s employment hereunder, which shall accrue monthly on a pro rata basis, subject to annual accrual caps per Company policy.
4.5Benefits. Employee shall be entitled to participate in the benefit plans and programs generally available to its other similarly situated employees, provided that Employee meets all eligibility requirements under those plans and programs. Employee shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Company’s right to amend or terminate the plans at any time and without advance notice to the participants.
4.6Business Expenses. The Company shall reimburse Employee for ordinary, necessary and reasonable expenses incurred in the course of performing Employee’s duties and obligations with respect to the business of the Company, including expenses for pre-authorized entertainment and travel. The Company shall promptly reimburse Employee for all such expenses paid by Employee on behalf of the Company upon the presentation by Employee of an itemized request for reimbursement of expenditures on Company-approved forms and supported by documentation.
4.7Temporary-Housing Allowance. The Company will provide Employee with a monthly temporary-housing allowance not to exceed $3,000 per month, for the first twelve (12) months of the Employment Period, if necessary depending on Employee’s primary work location. In the event Employee has not secured permanent accommodations by the first annual anniversary of the Employment period, the Company may continue to provide a temporary-housing allowance on trade in such amount and for such duration as the Company determinations in its discretion.
5.TERMINATION.
5.1Death or Disability. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and Employee’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease.
The Company may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of Employee’s position hereunder for a continuous period of 90 days or any 120 days within any twelve-month period. In the event of any dispute regarding the existence of Employee’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be selected by the Company. Employee agrees to submit to appropriate medical examinations for purposes of such determination.
If Employee is terminated by reason of Employee’s death or disability. Employee shall be entitled to receive any Base Salary to which Employee is entitled for work performed through the Date of Termination and not previously paid to Employee. Aside from the provisions of this paragraph, the Company shall have no further obligations to Employee after termination.
5.2The Company’s Right to Terminate Without Cause. The Company may terminate this Agreement at any time during the first year of the Employment Period upon twelve (12) months’ notice to Employee; at any time during the second year of the Employment Period on eight (8) months’ notice to Employee; and at any time after the second year of the Employment Period (including after expiration of the Employment Period where Employee is employed at will), on six (6) months’ notice to Employee. The Company may elect to pay Employee for the notice period (hereinafter “Severance”) in lieu of permitting Employee to continue working, subject to Employee’s execution of a release agreement in favor of the Company. Aside from the provisions in this paragraph, the Company shall have no further obligations to Employee after such termination without cause.
5.3The Company’s Right to Terminate For Cause. The Company may at any time terminate Employee immediately without notice or pay in lieu of notice for “Cause”, which shall include: (i) deceit, dishonesty or wrongful appropriation for personal use or benefit of Company property or money; (ii) continued disregard of directions by senior management of the Company after notice or Employee’s insubordination to Employee’s supervisors; (iii) continued violations of Company policies or procedures after notice, a material violation of Company’s policies or procedures, or Employee’s refusal, after notice, to comply with the Company’s standards of good taste; (iv) excessive unexcused absences from work; (v) breach by Employee of this Agreement; (vi) continued inattention to Employee’s duties or obligations as defined in this Agreement after written notice, or Employee’s non-performance of his duties or obligations after written notice; (vii) assault or battery; (viii) conduct involving moral turpitude, including an arrest or conviction of Employee or a no-contest plea by Employee for a crime of moral turpitude or a felony, or Employee’s guilty plea to a lesser-included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under the laws of the United States or any other state within the United States, or any crime that reflects adversely upon Employee or Employee’s character; (ix) any action or conduct by Employee that causes public discredit to Employee or to the Company or may be reasonably likely to jeopardize a FCC license of any broadcast station owned by the Company; and/or (x) violation of any FCC rule or regulation, or any state or federal law. Aside from the provisions in this paragraph, the Company shall have no further obligations to Employee after such termination for Cause.
5.4Employee’s Right to Terminate for Good Cause. Employee may terminate this Agreement at any time for “Good Cause”, which is: (i) the Company’s repeated failure to comply with a material term of this Agreement after written notice from Employee specifying the alleged failure; (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by the Company in light of compensation for similarly situated employees; or (iii) a substantial and unusual reduction in responsibilities and authority. If Employee elects to terminate his employment for Good Cause, Employee must first provide to the Company written notice within thirty (30) days of the event giving rise to Good Cause, and the Company will have thirty (30) days after receipt of notice to cure such default. If the Company has not cured within the thirty-day period and Employee elects to terminate his employment, Employee must do so by written notice within ten (10) days after the expiration of the thirty-day cure period. At that time, the Company will pay Severance to Employee in accordance with the amounts set forth in Section 5.2 above based on duration of service as of the effective date of Employee’s termination, subject to Employee’s execution of a release agreement in favor of the Company.
6.PROTECTION OF CONFIDENTIAL INFORMATION.
6.1Employee acknowledges that Employee will be entrusted with sensitive, confidential business information of the Company, including, information concerning price and discount arrangements with customers/sponsors, the particular needs, preferences, and interests of customers/sponsors and how the Company uses that information to maintain an advantage against its competitors, marketing plans, business strategies, financial information, forecasts, and personnel information (the “Confidential Information”). Confidential Information includes all information that (i) the Company attempts to keep secret and (ii) has commercial value to the Company or is of such a nature that its unauthorized disclosure would likely be detrimental to the interests of the Company. Confidential Information does not include any information that (i) is in or enters the Public Domain, other than by breach of this Agreement, or (ii) is known or becomes known to Employee from a source other than the Company, provided that such source does not make the information known to Employee in violation of any contractual or other legal duty owed to the Company.
6.2During employment with the Company and for 12 months after termination of such employment, Employee shall not directly or indirectly, disclose any Confidential Information to any person or entity, or use or allow others to use through Employee any Confidential Information, except as necessary for performance of Employee’s Job Duties.
6.3Upon request by the Company, and in any event upon termination of Employee’s employment with the Company, for any reason, Employee shall promptly deliver to the Company all property belonging to the Company, including all Confidential Information then in Employee’s possession, custody, or control.
6.4Employee agrees that the provisions of this Section 6 are reasonable and necessary to protect the Company’s property and business, and that Employee’s breach of any of this provisions may cause the Company to suffer irreparable loss and damage. Accordingly, Employee agrees that if Employee breaches or threatens to breach any of those provisions, the Company shall be entitled to immediate injunctive relief to enforce this Agreement, money damages for whatever harm such breach causes the Company, and whatever other remedies are available.

6.5Nothing in this Section 6 shall restrict Employee from being employed by or engaging in any Competing Business after Employee terminates employment with the Company. The Company acknowledges the public policy of California that favors the rights of employees to freely change jobs. Thus, the sole purpose of this Section 6 is to put into contract only those rights and obligations the parties would otherwise have under California’s law of unfair competition. Furthermore, nothing in this Section 6 shall limit or prejudice any rights of the Company under California’s Uniform Trade Secrets Act, California’s Unfair Competition Law, or any other applicable law.
7.NO LIMITATION OF RIGHTS. Nothing in this Agreement shall limit or prejudice any rights of the Company under California law or any other law.
8.EMPLOYEE REPRESENTATIONS AND WARRANTIES. Employee warrants, represents, and covenants with the Company that the execution, delivery, and performance of this Agreement by Employee does not conflict with, violate or breach any provision of, or constitute a default under any agreement, judgment, award or decree to which Employee is a party or by which Employee is bound, including, but not limited to, any implied or express agreement with any of Employee’s prior employers. Moreover, notwithstanding all obligations Employee will owe to the Company during the Employment Period, Employee understands and agrees that while employed by Employee’s current employer, Employee owes continuing obligations to it, including a duty of loyalty, and that Employee will continue to faithfully perform all such obligations, whether by law or contract, and that nothing contained herein will or does prevent Employee from performing these obligations. Employee agrees to keep in confidence trade secrets, confidential or proprietary information, knowledge, or data acquired by Employee or entrusted to Employee prior to Employee’s employment with the Company. Employee further represents and agrees not to disclose to the Company or any Company affiliate, use in the Company’s or its affiliate’s business, or cause the Company or the Company’s affiliates to use any information or material that Employee knows or has reason to know is trade secrets, confidential and/or proprietary to any of Employee’s former employer(s) or any other third party and which is obtained (i) prior to Employee’s employment by the Company, or (ii) during Employee’s employment with the Company, but that was disclosed by the third party to Employee for purposes unrelated to Employee’s employment with the Company. This Agreement confirms that the Company does not want Employee to bring or use any other employer’s or third party’s proprietary information, customer lists, records, trade secrets, or any other property for the purpose of Employee’s employment with the Company or any Company affiliate.
9.MOTOR VEHICLES. As a condition of employment by the Company, Employee will be subject to a background check of Employee’s driving record through the appropriate Department of Motor Vehicles, and such background check must be satisfactory to the Company in its sole and complete discretion. Continued employment under this Agreement will be subject to Employee’s maintaining a satisfactory driving record, and the Company may conduct further checks on driving records during the term of this Agreement. Employee agrees to review the Company’s automobile policy, attached as Appendix B and comply with all of its provisions. Violation of the automobile policy may result in termination.
10.INTANGIBLE RIGHTS. Employee acknowledges the Company’s sole ownership of all rights to all material created, used or participated in by Employee and broadcast by the Company during the term of this Agreement.
11.NOTICES. All notices and other communications required to be given in writing under this Agreement shall be deemed given when delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant this Section):

If to the Company:    Cumulus Radio Corp.
3280 Peachtree Road, Suite 2300
Atlanta, GA 30305
Attn: Legal Department
If to Employee:    David Milner
[*******]
ENTIRE UNDERSTANDING; AMENDMENTS. This Agreement, as well as any attachments or exhibits, constitutes the entire agreement and understanding between the parties with respect to the employment of Employee by the Company, and supersedes all prior agreements, representations and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be modified or changed except by written instrument signed by both parties.
12.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.
13.PARTIES IN INTEREST; ASSIGNMENT. The Company may assign this Agreement or any interest therein, by operation of law or otherwise, to: (i) its parent company of any affiliate or subsidiary of Affiliate or its parent company, or (ii) any entity that acquires (A) all or substantially all of the assets the Company or any station for which Employee performs services, or (B) the intellectual property/format of any station for which Employee performs services, each by reason of a merger, acquisition, swap, transfer or other business reorganization. Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
14.SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, unenforceable or illegal in any respect under applicable law or rule in any jurisdiction, such invalidity, unenforceability or illegality shall not affect the validity, legality, or enforceability of any other provision of this Agreement, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, unenforceable or illegal provision had never been contained herein.
15.ATTORNEYS’ FEES. Employee covenants and agrees to pay all costs, expenses and/or charges, including reasonable attorneys’ fees, incurred by the Company in successfully enforcing any of the provisions hereof.
16.SURVIVABILITY. The provisions of Sections 6, 7, 11, 13, 15,16 and this Section 17 shall survive the termination of this Agreement and Employee’s employment thereunder and apply regardless of the reason for Employee’s termination of employment (including termination of employment at the end of the Employment Period), and regardless of whether or not such termination is initiated by the Company and regardless of whether or not Employee is receiving or has received any monetary compensation in connection with his separation from Company.
17.FULL UNDERSTANDING. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right. Employee further represents and agrees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee’s agreement to execute this Agreement has not been obtained by any duress and that Employee freely and voluntarily enters into it; and (iv) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

COMPANY Cumulus Radio Corp. By: /s/ Richard Denning Name: Richard Denning Title: SVP Date: 7/22/14	EMPLOYEE David Milner /s/ David Milner Date: 7/21/14

APPENDIX A
BONUS
In addition to the compensation provided by the Company to Employee pursuant to Section 4 of the Employment Agreement that is attached to this Appendix, Employee shall be eligible for bonus compensation as set forth below. Under this bonus plan, Employee should be focused on growing the top line by utilizing CSOS, spec creative, inventory utilization, intelligent pricing, and creative sales promotions to meet and exceed Regional revenue objectives. Managers will also be expected to operate within the expense controls that have been established for the Region.
The total available bonus for the year is 40% of Employee’s base salary or $162,000. Each quarter will stand on its own and represent an available bonus of 25% of that amount or $40,500 per quarter. If eligible, Employee will earn a quarterly bonus as follows:

Criteria	Amount
Achieve 100% or more of the Region’s budgeted Quarterly Total Net Revenue Goal	$40,500
Achieve 98% to 99.9% of the Region’s budgeted Quarterly Total Net Revenue Goal	$20,250

The quarterly bonus will be allocated based on each Cluster’s contribution to the Region’s total revenue. For example, if the region is comprised of the San Francisco and Modesto-Stockton Clusters, who contribute 75% and 25% of the Region’s revenue respectively, the maximum bonus that can be earned (i) for the San Francisco Cluster achieving its budgeted Quarterly Total Net Revenue Goal is $30,375 (75% of $40,500); and (ii) for the Modesto-Stockton Cluster achieving its budgeted Quarterly Total Net Revenue Goal is $10,125 (25% of $40,500).
These bonuses are not cumulative—if eligible, Employee will receive whichever Region bonus is greater. Bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant quarter, and all bonuses will be paid after sales adjustments and bad debt are taken into consideration. In the event that Employee is not employed by the Company at the end of any given quarter, Employee will not be eligible for a quarterly bonus related to Employee’s last quarter of employment. No pro rata bonuses are earned on services rendered during the quarter that Employee’s employment with the Company is terminated.

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